UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Endo International plc
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Supplemental Information Concerning Named Executive Officer Compensation

Explanatory Note

The following information set forth in this supplement (the “Supplement”) relates to disclosures contained in the “Compensation Discussion and Analysis” section of the definitive proxy statement (the “Proxy Statement”) of Endo International plc (“Endo” or the “Company”), dated April 28, 2020, and provides additional information regarding Agenda Item No. 2 in the Proxy Statement – Advisory Vote on the Compensation of Our Named Executive Officers. The Proxy Statement was furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for the 2020 Annual General Meeting of Shareholders to be held on June 11, 2020 at 8:00 a.m., local time, at First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland. The Supplement is being filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2020. Any term used herein and not otherwise defined herein shall have the meaning set forth in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The information contained in this supplemental filing is intended to further expand on the topics below to clarify items that were addressed in ISS’ Proxy Analysis and Say-on-Pay vote recommendation, including items that are inconsistent with the information contained in our Proxy Statement and this supplemental disclosure:

•	The rationale and purpose of the transition compensation arrangements for Mr. Paul V. Campanelli following his announced retirement as the Company’s President and Chief Executive Officer.
•	The rationale and design for the cash-based continuity compensation arrangements approved in 2019 for critical leadership positions.
•	The non-discretionary design of Endo’s performance-based annual cash incentive compensation program, and rationale for lower year-on-year financial targets and Mr. Campanelli’s annual cash incentive compensation target for 2019.

The information disclosed in Endo’s 2020 Proxy Statement reports the actions taken by the Compensation Committee in response to shareholder feedback received through the Company’s 2018 and 2019 shareholder engagement initiatives. The feedback received serves as the basis for several actions implemented by the Compensation Committee in direct response to shareholder concerns, including those specifically addressed in this supplemental disclosure.

As noted in the Proxy Statement, the Compensation Committee’s responsiveness to shareholder feedback was demonstrated by the following changes in 2019, as a result of feedback received during our shareholder engagement efforts in 2018:

•	Increasing the Adjusted Diluted EPS from Continuing Operations weighting in the performance-based annual cash incentive compensation program from 30% to 35%.
•	Placing more emphasis on performance-based equity for NEOs in the form of 50% Performance Share Units (PSUs) compared to 2018.
•	Increasing the length of the PSU performance period by introducing a Free Cash Flow metric measured over a single three-year period, in addition to a cumulative three-year relative TSR metric.
•	No longer authorizing special or off-cycle LTI grants for NEOs, except for new hire and promotion situations (with none issued since the special grant in 2017).

A subsequent outreach was initiated in 2019, resulting in the following feedback from our shareholders:

•	The need for Endo to address the importance of encouraging management continuity and incentivizing top talent during a period of significant external headwinds facing Endo and other specialty pharmaceutical companies.
•	The need for Endo to continue to proactively manage share utilization and dilution levels during periods when Endo shares are trading at a significantly reduced share price.

As reported in the 2020 Proxy Statement, and consistent with the Compensation Committee’s responsiveness to shareholder feedback received in 2018, actions were taken to address both of the concerns raised in 2019, which include those involving the need to encourage management continuity, which is clarified further in this supplemental disclosure.

For the reasons set forth in our Proxy Statement and the additional points below, the Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of Endo’s named executive officers (Agenda Item No. 2 in the Proxy Statement).

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Transition Compensation Arrangements for Mr. Campanelli

The Board recognized the importance of Mr. Campanelli remaining deeply involved with the organization following his announced retirement to facilitate an orderly succession plan and transitional process, but also to maintain management continuity because of management’s respect for his leadership and expertise. Beyond this transition, the Board recognized the value of Mr. Campanelli remaining with the organization in the capacity of Chairman of the Board to further respond to shareholder continuity concerns (described further in the following section).

The compensation arrangements approved for Mr. Campanelli in 2020 did not represent compensation payments in connection with his retirement as President and CEO, but were approved by the Compensation Committee to address shareholder management continuity concerns by compensating Mr. Campanelli for his leadership role in supporting an orderly succession plan and transitional process. With regard to Mr. Campanelli’s 2020 compensation arrangements, his base salary equal to $950,000, 2020 IC target equal to 150% (paid in 2021 subject to achievement of certain performance targets), and Transition Compensation of $3,500,000 were approved for Mr. Campanelli serving in a transitional capacity as strategic advisor through December 31, 2020, and offered in lieu of him receiving LTI in 2021 based on 2020 performance (per his employment agreement and the Company’s customary practice). Mr. Campanelli will not receive Board compensation for service in 2020 as a director and for serving as Chairman of the Board, but will receive non-employee board compensation and/or fees for services as Chairman of the Board of Directors with the commencement of the 2021 annual board compensation cycle following his retirement as a non-management employee on December 31, 2020.

The Compensation Committee considered the value of Mr. Campanelli’s 2020 transition compensation arrangements in the context of the Company’s need to address management continuity concerns raised by Endo shareholders, and also considering the value of the successor CEO’s compensation arrangements. For 2020, the transition year, the combined expected target value of Mr. Campanelli and Mr. Blaise Coleman’s 2020 compensation in the aggregate is below median target CEO pay levels for Endo’s Pay Comparator Companies, as reported by the Compensation Committee’s independent advisor, Korn Ferry, and summarized in the chart below:

Expected Target Value of Combined Campanelli/Coleman 2020 Compensation Less than Peer Median CEO Pay

Cash-Based Continuity Compensation Arrangements

During the 2019 shareholder engagement process, Endo’s shareholders (without solicitation) highlighted a significant level of concern over management continuity and Endo’s ability to incentivize top talent during a period of significant external headwinds facing the Company and other specialty pharmaceutical organizations. As stated in our Proxy Statement, the feedback received from shareholders relating to management continuity as a material concern is shared by the Board due to the importance of management being key to the Company’s ability to execute against its strategic objectives, and the Company’s succession planning priorities.

For Endo employees, including the Company’s NEOs, significant realized value opportunities have been lost over the past several years due to a number of external factors outside of the current management team’s control, including unfavorable media coverage and political scrutiny and litigation relating to prescription opioid medication abuse. The negative impact these factors had on Endo’s share price created significant continuity risk and share usage concerns for the Company that required the Compensation Committee’s immediate attention to proactively address these shareholder and Board concerns.

In direct response to shareholder feedback regarding the need to maintain management continuity and incentivize our top talent, the Compensation Committee approved continuity compensation arrangements to increase realizable earnings for Endo’s most critical talent, including our NEOs, but excluding Mr. Campanelli. These arrangements helped to bridge the gap between current Company realized pay and pay offered by competitors and promoted management continuity by requiring recipients to maintain strong work performance and active employment with Endo through the respective vesting dates in order to qualify for payment. The arrangements provide that any unearned amounts will be forfeited if the recipient is terminated for cause or if the recipient resigns before the end of a vesting period. Awards were communicated on August 1, 2019, with vesting events occurring on September 30, 2019, December 31, 2019, June 30, 2020 and December 31, 2020.

Performance-Based Annual Cash Incentive Compensation Program

Endo’s performance-based annual cash incentive compensation program seeks to, among other things, provide appropriate compensation for achieving annual results, link compensation with Company and individual performance, and reflect the competitive market for acquiring, incentivizing and retaining top talent.

The annual cash incentive compensation program rewards the achievement of annual financial goals, as well as strategic, operating and compliance scorecard objectives that support the Company’s short-term priorities, and exemplary individual performance. The Company and individual performance goals associated with the performance-based annual cash incentive compensation program, and the resulting payments, are pre-established and formulaic and not discretionary in nature. The program is designed to complement the Company’s long-term equity incentive compensation program, which rewards the creation and preservation of long-term shareholder value. The Company’s PSUs are contingent upon relative Total Shareholder Return (TSR) and adjusted free-cash flow performance, each measured over a cumulative 3-year period. Company performance under the annual and long-term incentive programs is evaluated using a combination of financial, strategic, operating, compliance and share price measures so that no single metric of performance entirely determines NEO compensation levels.

In the first quarter of each annual performance cycle, the Compensation Committee establishes Company scorecard objectives (including financial, strategic, operating and compliance objectives) and individual performance objectives that are specific and measureable. Following the completion of the annual performance cycle, the Compensation Committee evaluates Company and individual performance against the pre-established objectives and determines each NEO’s annual cash incentive award.

Financial objectives under the annual cash incentive compensation program are based on Adjusted Revenue, Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations, which account for 70% of the Company performance objectives, with the strategic, operating and compliance objectives accounting for the remaining 30% of the Company scorecard. Under the program, the Company performance objectives allow for a payout opportunity ranging from 0% to 150% of the target bonus opportunity.

As in prior years, the Compensation Committee began the process of establishing annual incentive performance objectives for the 2019 performance year based upon the Company’s strategic and business plans and then aligned the compensation plan with the Company’s financial guidance for the year. As noted on page 31 in the Proxy Statement, Endo’s 2019 financial targets in the areas of Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations were lower than the previous year due to significant challenges that were not present in 2018. As expected and anticipated in our 2019 financial guidance, 2019 had Adjusted Revenue declines due to competitive pressures in our Generic Pharmaceuticals and International Pharmaceuticals segments and the Established Products portfolio of our Branded Pharmaceuticals segment. These declines, together with certain other factors including expected changes in product mix resulting from higher sales of certain lower margin authorized generic products, also contributed to year-on-year decreases in Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations. We considered these and other factors in determining our 2019 financial guidance and the associated annual cash incentive compensation program’s performance objectives approved by the Committee, including the year-on-year reductions to the Adjusted EBITDA Margin and Adjusted Diluted EPS from Continuing Operations targets. Although lower than the 2018 results, the annual incentive compensation program’s performance objectives were intended to be challenging (as demonstrated by the below target Adjusted EBITDA Margin attainment level summarized in the table below), yet aligned with the Company’s 2019 goals, transformational strategy and multi-year turnaround plan, taking into consideration the factors explained above.

Based on the achievement of Company financial, strategic, operating and compliance scorecard objectives, the Compensation Committee made the following performance determinations for 2019:

	Plan Weightings	Payout Percent (Target 100%)	Final Company Performance
Adjusted Revenue	24.5%	122.2%	29.9%
Adjusted EBITDA Margin	21.0%	92.3%	19.4%
Adjusted Diluted EPS from Continuing Operations	24.5%	150.0%	36.8%
Strategic/Operating/Compliance Priorities	30.0%	105.0%	31.5%
Total	100.0%		117.6%

The Compensation Committee next determined the achievement level of the pre-established individual performance objectives, which also allows for a payout opportunity ranging from 0% to 150% of the target bonus opportunity. In consideration of Mr. Campanelli’s individual performance against the pre-established objectives in 2019 and the Company’s performance against the 2019 scorecard objectives, Mr. Campanelli was awarded an annual performance-based bonus equal to approximately 176.4% of his annual incentive compensation target. This resulted in an award value of $2,010,960, which is below the market median award level reported by Korn Ferry of approximately $2,021,000 for Endo’s Pay Comparator Companies.

In reviewing Mr. Campanelli’s 2019 target annual incentive opportunity, the Compensation Committee considered pay trends at Endo’s Pay Comparator Companies. The median target incentive opportunity for this peer group was 120% of annual base salary, based on Korn Ferry’s annual assessment referencing the most recently available publicly disclosed proxy information, which is consistent with Mr. Campanelli’s historical target. Based on this assessment and the foregoing information summarized above, the Compensation Committee believes it was appropriate to maintain Mr. Campanelli’s 2019 target annual incentive opportunity at a competitive level consistent with median level of Endo’s Pay Comparator Companies.

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The Board strongly believes the Company actions outlined in this year’s Proxy Statement, in addition to the foregoing information, directly address the shareholder feedback received in 2019, and were critical to continuing our momentum toward achieving our strategic priorities and creating long-term shareholder value. Based on this information, the Board recommends that you vote FOR the approval, on an advisory basis, of the compensation of Endo’s named executive officers at Endo’s 2020 Annual General Meeting of Shareholders.